EXHIBIT 23.3

Consent of Drewry Shipping Consultants Limited

We consent to the reference to our firm under the captions "Table of Contents," "The International Dry Cargo Industry" and "Experts" and to the use of our report dated March 3rd, 2005 in the Registration Statement (Form S-1 No. 333-XXXXXX) and related Prospectus of TBS International Limited dated March 3rd, 2005.

/s/ Nigel Gardiner Drewry Shipping Consultants Limited Nigel Gardiner Managing Director

London, England
March 3rd, 2005